UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MERISEL, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SUPPLEMENT DATED DECEMBER 17, 2012
TO
PROXY STATEMENT DATED NOVEMBER 26, 2012
ANNUAL MEETING OF STOCKHOLDERS OF MERISEL, INC.
TO BE HELD ON DECEMBER 20, 2012

This supplement (this “Supplement”), amends and supplements the definitive Notice and Proxy Statement, dated November 26, 2012 (the “Proxy Statement”), for the 2012 Annual Meeting of Stockholders of Merisel, Inc. (the “Company”) which was filed with the U.S. Securities and Exchange Commission on November 27, 2012.  The Annual Meeting will be held on December 20, 2012, at 2:00 p.m., New York time, at the offices of the Company located at 132 West 31st Street, 5th Floor, New York, NY 10001.  The purpose of this supplement is to inform our stockholders of certain updates to the information contained in the Proxy Statement following our completion of a convertible note financing transaction on November 21, 2012.

All stockholders are cordially invited to attend the Annual Meeting and vote in person. If you have not already submitted a proxy for use at the Annual Meeting you are urged to do so promptly. No action in connection with this proxy supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

By Order of the Board of Directors

/s/ Terry A. Tevis
Terry A. Tevis
Chief Executive Officer and President

New York, New York
December 17, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 20, 2012: The Proxy Statement, the Annual Report and this Supplement are available at www.proxyvote.com.

SUPPLEMENT TO PROXY STATEMENT

The Company is making the following supplemental disclosures to the Proxy Statement. These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. This Supplement is not intended to and does not update the disclosures contained in the Proxy Statement, except where the information in the proxy statement specifically indicated that another date applied. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement. Page numbers referenced herein correspond to page numbers in the Proxy Statement provided to stockholders of the Company. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following supplemental disclosures:

The section of the proxy statement entitled “Change of Control” beginning on page 17 is supplemented as set forth below:

On November 21, 2012, the Company and Saints Capital Granite, L.P. entered into a non-binding financing letter whereby Saints agreed, subject to the preparation and execution of a definitive agreement and other conditions set forth therein, to provide a financing facility of up to $4,000,000 consisting of (1) a 10% Convertible Note due August 31,2015 in the principal amount of $1,500,000 (the “Additional Convertible Note”), which was issued on November 21, 2012, (2) a second tranche of $1,500,000 which will either be provided as a guaranty of an equipment lease or additional note purchased for cash (the “Second Tranche”) and (3) a third tranche of $1,000,000 to be provided contemporaneously and conditioned on) the amendment of the Borrower’s loan agreement with PNC Bank, National Association (the “Third Tranche”).  The Additional Convertible Note, the Second Tranche and the Third Tranche are collectively referred to as the “Facility”.  In accordance with the Facility, on November 21, 2012, the Company and Saints entered into a definitive note purchase agreement for the Additional Convertible Note.  The Additional Convertible Note was issued and funding was received on November 21, 2012.  The gross proceeds of the Additional Convertible Note will be used for working capital purposes.  Because the effectiveness of the Letter is subject to conditions in addition to customary closing conditions, the Company cannot be assured that the Second Tranche and the Third Tranche will be funded, although it believes Saints intends to fund them.

The Additional Convertible Note accrues interest at 10% per annum and matures on August 31, 2015.  Interest on the Additional Convertible is payable in kind through increasing the outstanding principal amount of the Additional Convertible, or, at the Company’s option, it may pay interest quarterly in cash.  The Additional Convertible Note will not be convertible prior to March 31, 2013.  After March 31, 2013, at Saints’ option, the Additional Convertible Note is convertible, in whole or in part, into shares of Common Stock of the Company at a conversion price that is the greater of (a) $0.10 or (b) an amount equal to (x) EBITDA for the twelve months ended March 31, 2013 multiplied by six and one-half (6.5), less amounts outstanding under the Existing Loan, and liabilities relating to the outstanding redeemable Series A Preferred Stock and the Note or other indebtedness for borrowed money plus the Company's cash balance and (y) divided by the number of shares of Common Stock outstanding as of the conversion date.  Each conversion of the principal amount then outstanding, or any accrued and unpaid interest on the Additional Convertible Note, shall be in an amount at least equal to the lesser of (i) one million dollars ($1,000,000) or (ii) the then outstanding principal amount of the Additional Convertible Note and any accrued and unpaid interest thereunder.  The note is unsecured.  It may be redeemed, in whole or in part, at any time prior to March 31, 2013, so long as the Company’s outstanding Series A Preferred Stock has been redeemed, at a redemption price equal to two and one-half times the outstanding principal amount of the Additional Convertible Note, plus accrued interest.

In conjunction with the Facility above, the Company and Saints amended the Note Purchase Agreement (dated August 20, 2012), changing the date whereby Saints agrees not to initiate a going private transaction from December 31, 2013 to March 31, 2013.  The Company and Saints also agreed to amend the existing Convertible Note, dated August 21, 2012, amending the conversion feature so that each conversion of the principal amount then outstanding, or any accrued and unpaid interest on the Convertible Note, shall be in an amount at least equal to the lesser of (i) one million dollars ($1,000,000) or (ii) the then outstanding principal amount of the Convertible Note and any accrued and unpaid interest thereunder.

The Facility and the issuance and sale of the Additional Convertible Note was reviewed, negotiated and approved by a special committee of the Board of Directors, consisting of Brad Hoecker, who was charged with representing the interests of unaffiliated stockholders of the Company. The special committee retained independent legal counsel and financial advisers in connection with its review and approval of this transaction.

As of the date of this Supplement, Saints Capital Granite, L.P. holds all of the Company’s Series A Preferred Stock and approximately 69% of the Company’s outstanding common stock, as well as the Convertible Note and the Additional Convertible Note.

The section of the proxy statement entitled “Potential Adverse Effects of the Amendment” beginning on page 21 is supplemented as set forth below:

On November 21, 2012, the Company issued the Additional Convertible Note to Saints.  The issuance of the Additional Convertible Note raises the likelyhood thatm upon the conversion of the Convertible Note and the Additional Convertible Note, Saints will hold more than 90% of the outstanding Common Stock of the Company, which would enable them to effect a “short-form” merger of the Company at a future date after March 31, 2013, when the covenants in the agreements under which the Convertible Note and the Additional Convertible Note were issued preventing Saints from engaging in any “going private” transaction, as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, expires. You would not have the opportunity to vote on, or prevent, such a short-form merger, but you would receive consideration for your shares and receive appraisal rights under Delaware law.